EXHIBIT 99.1

Press Release

Contact:     David Radulski                    Elliott Bundy
Investor Relations                Media Relations
(203) 964-3470                    (203) 674-6932

XL Group plc Announces Third Quarter 2015 Results

•	Operating net income[1] of $70.8 million, or $0.23 per share, for the quarter on a fully diluted basis

•
Net income attributable to ordinary shareholders and net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements[2] of $27.3 million and $46.6 million, respectively, for the quarter.

•	Losses net of reinsurance and reinstatement premiums related to the mid-August 2015 Tianjin, China port explosion totaled $95.7 million

•	Integration costs related to the combination with Catlin Group Limited ("Catlin") totaled $55.2 million in the quarter

•	P&C combined ratio of 95.3% for the quarter, compared to 90.1% in the prior year quarter

•	Natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums in the quarter of $30.8 million, compared to $29.8 million in the prior year quarter

•	Earnings from operating and investment fund affiliates were $4.5 million, compared to $44.5 million in the prior year quarter, due primarily to equity market volatility on the hedge fund portfolio

•	Annualized operating return on average ordinary shareholders' equity[3] excluding and including average unrealized gains and losses on investments was 7.0% and 6.2%, respectively, for the year to date

•	Fully diluted tangible book value per ordinary share[4] of $31.95 at September 30, 2015, a decrease of $0.58, or 1.8%, from June 30, 2015

EXHIBIT 99.1

_________________________
1Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets (defined below), net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL Group plc ("XL")'s insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, (8) our expenses related to the Catlin acquisition, net of tax, (9) our gain on the sale of our interest in our former operating affiliate, ARX Holding Corp. ("ARX"), and (10) our loss on sale of life reinsurance subsidiary, XL Life Reinsurance (SAC) Ltd ("XLLR"),, net of tax “Operating net income”, “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" are non-GAAP financial measures. See the schedule entitled “Reconciliation” on page 9 of this press release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments", both of which are based on operating net income.
2On May 1, 2014, our wholly-owned subsidiary, XL Insurance (Bermuda) Ltd (“XLIB”), entered into a sale and purchase agreement with GreyCastle Holdings Ltd. (“GreyCastle”) providing for the sale of 100% of the common shares of XLIB's wholly-owned subsidiary, XLLR, for $570 million in cash. This transaction was completed on May 30, 2014. As a result of the transaction, we have ceded the majority of our life reinsurance business to XLLR via 100% quota share reinsurance (the "Life Retrocession Arrangements"). The designated investments that support the Life Retrocession Arrangements, which are written on a funds withheld basis ("Life Funds Withheld Assets"), are included within "Total investments available for sale" and "Fixed maturities, trading at fair value" on our balance sheet. Investment results for these assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are grouped within "Contribution from Life Retrocession Arrangements" in the schedule entitled "Reconciliation" on page 8 of this press release. Net income attributable to ordinary shareholders excluding the impact of the Life Retrocession Arrangements is a non-GAAP financial measure.
3Ordinary shareholders' equity is defined as total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries.
4 Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders' equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders' equity. XL believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Dublin, Ireland – October 26, 2015 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its third quarter results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“In its first full quarter of combined operations, XL Catlin produced solid results including a 95.3% combined ratio, gross written premiums of $2.7 billion and a P & C underwriting profit of $114.1 million. At the same time, our bottom-line results in the quarter were particularly impacted by market events and ongoing expenses related to our integration. Our colleagues’ effort to move quickly through our integration continues to be recognized by positive reaction from clients and brokers and the new opportunities we are seeing. We have absolute confidence in the fundamentals of the new company we are building and remain focused on creating value by becoming the most innovative and admired (re)insurance company in our industry and feel we are well on our way."

Highlights
Three and Nine Months Ended September 30
(U.S. dollars in thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited) (Note 1)
	2015	2014	2015	2014
Operating net income (loss)	$70,792	$187,088	$510,965	$705,314
Per ordinary share-fully diluted	$0.23	$0.70	$1.78	$2.57

Net income (loss) attributable to ordinary shareholders	$27,282	$72,384	$978,602	$48,841
Per ordinary share-fully diluted	$0.09	$0.27	$3.40	$0.18

Note 1: The Company's results for the nine months ended September 30, 2015 include those of Catlin from May 1, 2015.

•
Operating net income of $70.8 million for the quarter decreased compared to operating net income of $187.1 million in the prior year quarter. The current quarter includes approximately $55.2 million in integration costs as well as $30.8 million in natural catastrophe losses compared to $29.8 million in natural catastrophe losses in the prior year quarter.

•	Net income (loss) attributable to ordinary shareholders of $27.3 million for the quarter decreased compared to a $72.4 million in the prior year quarter.

•	Net investment income for the quarter was $225.1 million, compared to $226.4 million in the prior year quarter and $223.2 million in the second quarter of 2015.

•
Net income from investment fund and investment manager affiliates was $2.2 million for the quarter, compared to net income of $40.4 million in the prior year quarter. The decrease was driven primarily by the impact of market volatility on our Investment Fund Affiliates with a number of event driven and emerging markets focused funds.

•
Fully diluted tangible book value per ordinary share decreased by $0.58 from the prior quarter to $31.95, driven by the increase in our unrealized losses on investments and our payment of dividends, partially offset by net income.

•
Share buybacks totaled 4.8 million ordinary shares for $180.0 million during the quarter. At September 30, 2015, $880.0 million of ordinary shares remained available for purchase under our share buyback program.

P&C Operations
Three and Nine Months Ended September 30
(U.S. dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited) (Note 1)
	2015	2014	2015	2014
Gross premiums written	$2,659,142	$1,600,702	$8,141,243	$6,140,870
Net premiums written	$2,073,216	$1,214,246	$6,010,032	$4,567,112
Net premiums earned	$2,405,740	$1,453,673	$5,789,029	$4,304,277

Underwriting profit (loss)	$114,118	$144,375	$469,733	$457,196

Loss ratio	60.9%	59.1%	58.5%	58.5%
Underwriting expense ratio	34.4%	31.0%	33.4%	30.9%
Combined ratio	95.3%	90.1%	91.9%	89.4%

Note 1: The Company's results for the nine months ended September 30, 2015 include those of Catlin from May 1, 2015.

•	P&C gross premiums written (“GPW”) in the third quarter increased 66.1% compared to the prior year quarter following the combination with Catlin.

•
The Insurance segment GPW increased 66.1% from the prior year quarter primarily due to the combination with Catlin.   Excluding the impacts of the additional Catlin business and foreign exchange,  the segment experienced an increase of 6.0%. Rates were under pressure in most lines. However, this was offset by new business, particularly in our International Financial Lines, Political Risk & Trade Credit and Cyber business lines. Renewals were reduced where premium rates did not support our target returns.

•
The Reinsurance segment GPW also increased 66.1% from the prior year quarter, primarily due to the combination with Catlin. This was offset by lower renewals in North America due to a competitive pricing environment with respect to property and casualty treaty business. In addition, the prior year included favorable premium adjustments which did not repeat in the current year.

•	P&C net premiums earned (“NPE”) in the third quarter of $2.4 billion were comprised of $1.6 billion from the Insurance segment and $772.8 million from the Reinsurance segment.

•
The P&C loss ratio in the current quarter was 1.8 percentage points higher than in the prior year quarter. Included in the P&C loss ratio was favorable development of $28.1 million compared to $35.1 million in the prior year quarter. The P&C loss ratio variance was impacted by natural catastrophe pre-tax losses net of reinsurance and reinstatement premiums of $30.8 million, compared to $29.8 million in the prior year quarter. Excluding prior year development and natural catastrophe losses the third quarter P&C loss ratio was 1.2% higher than the prior year quarter, driven significantly by the Tianjin, China port explosion loss.

•
The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 95.1%, compared to 90.4% for the prior year quarter. The Insurance segment combined ratio on this basis was 96.3% for the quarter compared to 94.8% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was

92.7% for the quarter compared to 80.1% for the prior year quarter, with the increases in both segments, driven by the Tianjin loss and the impact of a change in business mix from the combination with Catlin.

•
Excluding Catlin related transaction and integration costs, operating expenses were 50.5% higher than the prior year quarter primarily due to the impact of the combination with Catlin. However, overall run rate expenses for the quarter continue to be less than the combined operating expenses of XL and legacy Catlin in the prior year quarter, indicating that synergy savings are already being achieved. The operating expense ratio decreased 1.0% to 17.6% in the quarter, compared to 18.6% in the prior year quarter.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated October 26, 2015 and is available on the Investor Relations section of XL's website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Monday, October 26, 2015. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlcatlin.com and will be archived on the website from approximately 9:00 p.m. Eastern Time on October 26, 2015, until approximately midnight Eastern Time on November 26, 2015. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on October 26, 2015, until approximately midnight Eastern Time on November 26, 2015, by dialing (203) 369-3734 or (888) 473-0148. The following password will be required: 5670.

About XL Group plc
XL Group plc (NYSE: XL), through its subsidiaries and under the "XL Catlin" brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlcatlin.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date, in particular those related to the Tianjin port explosion, Chilean earthquake and 2015 US Winter Storms; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in the projected amount of ceded reinsurance recoverables and the credit ratings and credit worthiness of reinsurers; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated; (f) increased competition on the basis of pricing, capacity, coverage terms or other factors such as the increased inflow of third party capital into reinsurance markets, which could harm XL’s ability to maintain or increase its business volumes or profitability; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) the impact of changes in the global financial markets, such as the effects of inflation on XL's business, including on pricing and reserving, increased government involvement or intervention in the financial services industry and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments, future financing activities and access to such markets or general financial condition; (i) XL's ability to successfully implement its business strategy, including the integration of Catlin; (j) XL’s ability to successfully attract and raise additional third party capital for existing or new investment vehicles; (k) the potential impact on XL of government-mandated insurance coverage for acts of terrorism; (l) changes in ratings and rating agency policies or practices; (m) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (n) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (o) the availability of borrowings and letters of credit under credit facilities; (p) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (q) the potential effect of legislative or regulatory developments in the jurisdictions in which XL operates, such as those that could impact the financial markets or increase XL’s business costs and required capital levels, including but not limited to changes in regulatory capital balances that must be maintained by our operating subsidiaries and governmental actions for the purpose of stabilizing the financial markets; (r) the effects of business disruption, economic contraction or economic sanctions due to global political and social conditions such as war, terrorism or other hostilities, or pandemics; (s) changes in regulators or laws applicable to us or our subsidiaries, brokers or customers; (t) the actual amount of new and renewal business and acceptance of XL's products and services, including new products and services and the materialization of risks related to such products and services; (u) changes in the availability, cost or quality of reinsurance; (v) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (w) the loss of key personnel and changes in accounting standards, policies or practices or the application thereof; (x) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (y) the effects of mergers, acquisitions and divestitures, including XL's ability to modify its internal controls over financial reporting, changes to its risk appetite and its ability realize the value or benefits expected, in each case, as a result of such transactions, including the Life Retrocession Arrangements and XL's recent acquisition of Catlin; (z) changes in general economic conditions, including new or continued sovereign debt concerns in Euro-Zone countries or downgrades of US securities by credit rating agencies, which could affect XL’s financial condition, results of operations, liquidity or cash flows; (aa) developments related to bankruptcies or other financial concerns of companies insofar as they affect property and casualty insurance and reinsurance coverage or claims that XL may have as a counterparty; (bb) judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms; and (cc) the other factors set forth in XL’s reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Nine Months Ended
Adjusted Income statement and other data (Note 1):	September 30,		September 30,
	(Unaudited)		(Unaudited) (Note 2)
	2015	2014	2015	2014
Adjusted Revenues (Note 1):
Net premiums written	$2,091,028	$1,233,985	$6,060,608	$4,721,680

Net premiums earned	$2,423,552	$1,473,412	$5,839,605	$4,458,845

Net investment income - excluding Life Funds Withheld Assets (Note 1)	178,560	169,956	512,994	616,753
Net realized gains (losses) on investments sold - excluding Life Funds Withheld Assets (Note 1)	(201)	9,813	8,752	109,886
Net realized and unrealized (losses) gains on derivative instruments	(7,903)	5,131	57,127	18,540
Income (loss) from investment fund affiliates	(3,715)	24,500	62,991	75,486
Fee income and other	7,355	10,782	23,095	31,942
Total adjusted revenues	$2,597,648	$1,693,594	$6,504,564	$5,311,452

Adjusted Expenses (Note 1):
Net losses and loss expenses incurred - P&C operations	$1,464,285	$859,588	$3,385,307	$2,518,973
Claims and policy benefits - run-off Life operations	22,579	20,101	64,047	218,987
Acquisition costs	409,173	182,882	904,486	566,915
Operating expenses	570,021	341,379	1,405,506	984,813
Exchange (gains) losses	20,415	(21,286)	43,493	10,296
Interest expense	51,929	42,851	153,034	99,877
Total adjusted expenses	$2,538,402	$1,425,515	$5,955,873	$4,399,861

Income (loss) before income tax, income (loss) from operating affiliates, and Life Retrocession Arrangements (Note 1)	$59,246	$268,079	$548,691	$911,591

Net income (loss) from operating affiliates	8,196	20,021	40,326	94,044
Provision (benefit) for income tax, excluding amount related to loss on sale of life reinsurance subsidiary (Note 1)	(37,042)	30,057	20,135	103,824
Gain on sale of operating affiliate	—	—	340,407	—

Net income (loss) before Life Retrocession Arrangements (Notes 1 and 3)	104,484	258,043	909,289	901,811

Contribution from Life Retrocession Arrangements (Note 1)	(19,313)	(148,076)	169,471	(154,623)
Loss on sale of life reinsurance subsidiary, net of tax (Note 1)	—	—	—	621,323

Net income (loss)	85,171	109,967	1,078,760	125,865

Non-controlling interests	57,889	37,583	100,158	77,024

Net income (loss) attributable to ordinary shareholders	27,282	72,384	978,602	48,841

Other comprehensive income - Contribution from Life Retrocession Arrangements (Note 1)	19,313	148,076	(169,471)	154,623
Other comprehensive income - P&C, Corporate and Other	(140,405)	(123,181)	(359,905)	340,649

Comprehensive Income	$(93,810)	$97,279	$449,226	$544,113

Note 1: This presentation includes non-GAAP financial measures, as income and expense items related to the Life Retrocession Arrangements are excluded from revenues and expenses and shown above in "Contribution from Life Retrocession Arrangements". Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are also grouped above within "Contribution from Life Retrocession Arrangements".

Note 2: The Company's results for the nine months ended September 30, 2015 include those of Catlin from May 1, 2015
Note 3: "Net income (loss) before Life Retrocession Arrangements" less "Non-controlling interests" is equal to "Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements" reported on page 8.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA

Selected balance sheet data:
(U.S. dollars in thousands except share and per share amounts)	At	At
	September 30, 2015	December 31, 2014
	(Unaudited)	(Note 1)
Total investments available for sale	$34,792,048	$30,484,053
Cash and cash equivalents	3,340,070	2,521,814
Investments in affiliates	1,592,841	1,637,620
Unpaid losses and loss expenses recoverable	5,197,577	3,429,368
Goodwill and other intangible assets	2,213,688	447,952
Total assets	60,416,523	45,046,819

Unpaid losses and loss expenses	25,789,541	19,353,243
Deposit liabilities	1,194,815	1,245,367
Future policy benefit reserves	4,323,748	4,707,199
Funds withheld liability on Life Retrocession Arrangements, net of future policy benefit reserves recoverable	930,834	1,155,016
Unearned premiums	7,840,331	3,973,132
Notes payable and debt	2,726,917	1,662,580

Total shareholders’ equity	13,900,508	11,435,766
Ordinary shareholders' equity	11,938,229	10,033,751
Ordinary shares outstanding (Note 2)	299,356,093	255,222,835

Basic book value per ordinary share (Note 3)	$39.88	$39.31
Fully diluted book value per ordinary share (Note 3)	$39.23	$38.51
Fully diluted tangible book value per ordinary share (Note 3)	$31.95	$36.79

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per ordinary share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per ordinary share represents book value per ordinary share (total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issuances at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity.

XL Group plc
RECONCILIATION
The following is a reconciliation of XL’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 3) and also includes the calculation of annualized return on average ordinary shareholders’ equity and annualized return on average ordinary shareholders’ equity excluding average unrealized gains and losses on investments, in each case based on operating net income (loss) for the three and nine months ended September 30, 2015 and 2014.

(U.S. dollars in thousands except share and per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited) (Note 2)
	2015	2014	2015	2014
		(Note 1)		(Note 1)
Net income (loss) attributable to ordinary shareholders	$27,282	$72,384	$978,602	$48,841
Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets	126,140	201,264	116,333	218,810
Net realized (gains) losses on investments and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets	(51,608)	5,472	(145,513)	13,619
Net investment income - Life Funds Withheld Assets, net of tax	(46,586)	(56,474)	(143,869)	(75,639)
Foreign exchange revaluation (gains) losses on and other income and expense items related to Life Funds Withheld Assets	(8,634)	(2,186)	3,577	(2,167)
Loss on sale of life reinsurance subsidiary, net of tax	—	—	—	621,323
Net income (loss) attributable to ordinary shareholders excluding Contribution from Life Retrocession Arrangements (Note 3)	$46,594	$220,460	$809,130	$824,787
Net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax	1,444	(8,860)	(3,743)	(104,898)
Net realized and unrealized (gains) losses on derivatives, net of tax	8,158	(5,131)	(57,030)	(18,537)
Net realized and unrealized (gains) losses on investments and derivatives related to the Company's insurance company affiliates, net of tax	(14)	8	1,239	(2,728)
Exchange (gains) losses, net of tax	13,365	(19,389)	38,728	6,690
Expenses related to Catlin acquisition	1,245	—	63,048	—
Gain on sale of operating affiliate	—	—	(340,407)	—
Operating net income (loss) (Note 4)	$70,792	$187,088	$510,965	$705,314
Per ordinary share results: (Note 5)
Net income (loss) attributable to ordinary shareholders	$0.09	$0.27	$3.40	$0.18
Operating net income (loss) (Note 4)	$0.23	$0.70	$1.78	$2.57
Weighted average ordinary shares outstanding:
Basic	301,867,208	264,353,291	282,505,975	270,494,192
Diluted - Net income	306,954,345	269,139,902	287,473,059	274,911,937
Diluted - Operating net income	306,954,345	269,139,902	287,473,059	274,911,937
Return on ordinary shareholders' equity:
Closing ordinary shareholders' equity (Note 6)	11,938,229	9,841,054	11,938,229	9,841,054
Closing unrealized (gain) loss on investments, net of tax (Note 7)	$(1,005,547)	$(1,253,127)	$(1,005,547)	$(1,253,127)
Average ordinary shareholders' equity excluding average unrealized gains (losses) on investments, net of tax (Note 5)	$11,037,815	$8,702,648	$9,726,183	$8,926,159
Average ordinary shareholders' equity (Note 6)	$12,092,764	$9,937,672	$10,985,990	$9,919,344
Operating net income (loss) (Note 4)	$70,792	$187,088	$510,965	$705,314
Annualized operating net income (loss) (Note 4)	$283,168	$748,352	$681,287	$940,419
Annualized operating return on average ordinary shareholders' equity (Notes 4 and 6)	2.3%	7.5%	6.2%	9.5%
Annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments (Notes 4 and 6)	2.6%	8.6%	7.0%	10.5%
Note 1: Certain amounts have been reclassified to conform to the current period presentation.
Note 2: The Company's results for the nine months ended September 30, 2015 include those of Catlin from May 1, 2015
Note 3: Investment results for the Life Funds Withheld Assets - including interest income, unrealized gains and losses, and gains and losses from sales - are passed directly to the reinsurer pursuant to a contractual arrangement which is accounted for as a derivative. Changes in the fair value of the embedded derivative associated with these Life Retrocession Arrangements are grouped within "Net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets" in the reconciliation above.

Note 4: Defined as net income (loss) attributable to ordinary shareholders excluding: (1) our net investment income - Life Funds Withheld Assets, net of tax, (2) our net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax, (3) our net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) our net realized and unrealized (gains) losses on derivatives, net of tax, (5) our net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) our share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) our foreign exchange (gains) losses, net of tax, (8) our expenses related to the Catlin acquisition, net of tax, and (9) our gain on sale of our interest in our operating affiliate, ARX, and (10) our loss on sale of life reinsurance subsidiary, XLLR, net of tax. In addition to presenting net income (loss), we believe that showing "operating net income (loss)", "annualized operating return on average ordinary shareholders' equity" and "annualized operating return on average ordinary shareholders' equity excluding average unrealized gains and losses on investments" enables investors and other users of our financial information to analyze our performance in a manner similar to how we analyze our performance. In this regard, we believe that providing only a GAAP presentation of net income (loss) would make it more difficult for users of our financial information to evaluate our underlying business. We also believe that equity analysts and certain rating agencies that follow us (and the insurance industry as a whole) exclude these items from their analyses for the same reasons, and they request that we provide this non-GAAP financial information on a regular basis. A reconciliation of our net income (loss) attributable to ordinary shareholders to operating net income (loss) is provided above.

Note 5: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 6: Ordinary shareholders’ equity is defined as total shareholders’ equity less non-controlling interest in equity of consolidated subsidiaries.
Note 7: Unrealized (gain) loss on investments, net of tax is the cumulative impact of mark to market fluctuations on our investment portfolio that have not been realized through sales.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net investment income - Life Funds Withheld Assets, net of tax, (2) net realized (gains) losses on investments sold - excluding Life Funds Withheld Assets, net of tax,(3) net realized (gains) losses on investments sold (including OTTI) and net unrealized (gains) losses on investments, Trading - Life Funds Withheld Assets, (4) net realized and unrealized (gains) losses on derivatives, net of tax, (5) net realized and unrealized (gains) losses on life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, (6) share of items (2) and (4) for XL's insurance company affiliates for the periods presented, (7) foreign exchange (gains) losses, net of tax, (8) expenses related to the Catlin acquisition, net of tax, (9) gain on the sale of our interest in our operating affiliate, ARX, and (10) the loss on the sale of life reinsurance subsidiary, XLLR, net of tax; (ii) annualized return on average ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”); (iii) Operating ROE excluding average unrealized gains and losses on investments; (iv) annualized net income (loss) attributable to ordinary shareholders excluding the Contribution from the Life Retrocession Arrangements and (v) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date), fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end), and fully diluted tangible book value per ordinary share (calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are excluded from ordinary shareholders’ equity). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release on page 8.

Although the investment of premiums to generate income (or loss) and realize capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the operational sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Net realized and unrealized (gains) losses on derivatives, net of tax, include all derivatives entered into by XL other than certain credit derivatives and the life retrocession embedded derivative. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

Net investment income - Life Funds Withheld Assets, net of tax, and net realized (gains) losses on the life retrocession embedded derivative and derivative instruments - Life Funds Withheld Assets, have been excluded because, as a result of the Life Retrocession Arrangement, XL no longer shares in the risks and rewards of the underlying performance of the Life

Funds Withheld Assets that support these retrocession arrangements.  The returns on the Life Funds Withheld Assets are passed directly to the reinsurer pursuant to a contractual arrangement that is accounted for as a derivative.  Therefore, net investment income from the Life Funds Withheld Assets and changes in the fair value of the embedded derivative associated with these life retrocession arrangements are not relevant to XL’s underlying business performance. In addition, the loss on the sale of life reinsurance subsidiary, net of tax, has been excluded due to the one-time, non-operating nature of this loss.

Foreign exchange (gains) losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on XL’s financial position and are not representative of any economic gain or loss made by XL. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) would make it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized operating net income for any period other than a fiscal year when actual operating income is used by the average of the opening and closing ordinary shareholders’ equity. XL establishes target Operating ROEs for its total operations, segments and lines of business. If XL’s Operating ROE targets are not met with respect to any line of business over time, XL seeks to re-evaluate these lines. Operating ROE excluding net unrealized gains and losses on investments is an additional measure of a company's profitability that eliminates the impacts of mark to market fluctuations on a company's investment portfolio that have not been realized through sales, which XL believes provides a more consistent measure of company performance.